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                                                                  EXHIBIT   12.3


                            BARNETT MORTGAGE COMPANY
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

     The preceding table set forth the ratio of earnings to fixed changes of Barnett Mortgage Company for the five fiscal years ended December 31, 1995, and the quarters ended March 31, 1996 and 1995. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.

                                                                                      FOR THE PERIOD       FOR THE PERIOD
                                                                                     JANUARY 1, 1995      JANUARY 1, 1995
                                        1991   1992     1993     1994      1995     TO MARCH 31, 1995    TO MARCH 31, 1995
                                        ----   ----    ------   -------  --------   ------------------   ------------------
Earnings (loss) before income taxes...  $ --   $883    $  191   $(2,520) $(29,975)       $ (5,919)            $ (4,888)
                                        ----   ----    ------   -------  --------         -------              -------
Interest expense......................   568    531     1,415     4,911    20,427           6,094                2,919
Interest portion of rental expense....   219    273       422       569     1,461             272                  190
                                        ----   ----    ------   -------  --------         -------              -------
Fixed charges.........................   767    804     1,837     5,480    21,888           6,366                3,109
                                        ----   ----    ------   -------  --------         -------              -------
Earnings (loss) before fixed
  charges.............................   767   1,687    2,028     2,960    (8,087)            447               (1,779)
                                        ----   ----    ------   -------  --------         -------              -------
FIXED CHARGES:
Interest expense......................   568    531     1,415     4,911    20,427           6,094                2,919
Interest portion of rental expense....   219    273       422       569     1,461             272                  190
                                        ----   ----    ------   -------  --------         -------              -------
Fixed charges.........................  $787   $804    $1,837   $ 5,480  $ 21,888        $  6,366             $  3,109
                                        ----   ----    ------   -------  --------         -------              -------
Ratio of earnings to fixed charges....  1.00   2.10      1.10        (a)       (a)           0.07                   (a)
                                        ====   ====    ======   =======  ========   ==================   ==================

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(a) As a result of the loss incurred in this period, the Company was unable to fully cover the indicated fixed charges.